[VICTORY CAPITAL LOGO]

Expert Networks	Policy H-47

Victory Capital Management Inc. (“Victory Capital”) seeks to deter the misuse of material, non-public information (“MNPI”) in securities transactions. An “Expert Network” is a research firm that connects industry experts with institutional investors. Industry experts may be a consultant or a group of professionals (collectively, “Consultants”) who are paid by outsiders for their specialized information and research services. Victory Capital investment personnel typically utilize an Expert Network to obtain Consultants’ insights related to securities in which Victory Capital may be considering for a client purchase or sale but there is a risk Consultants may be in possession of MNPI of such securities. This Expert Networks policy and the accompanying procedures were established to prevent the receipt of MNPI from Consultants who connect with Victory Capital through an Expert Network.

Policy Statement and Procedures

Victory Capital and its investment personnel are prohibited from retaining the services of an Expert Network unless pre-approved by the Chief Compliance Officer (“CCO”).

Victory Capital does not wish to receive any MNPI from any Consultants who connect with Victory Capital through an Expert Network. To prevent the inadvertent receipt of MNPI, investment personnel are asked to follow the procedures below prior to and following any communications with such Consultants:

1.	Pre-clearance and Pre-screening in Advance of One-on-One Communications With Consultants:
Expert Network firms must require each Consultant candidate to complete a customized version of Victory Capital’s oversight questionnaire set forth in Exhibit A prior to any communication with the Consultant. If a Consultant candidate provides any answers that would disqualify or trigger a hold on such candidate, the investment personnel or Expert Network must consult a member of the LCR Department for further review and must not engage the Consultant without the LCR Department’s approval. The member of the LCR Department may override the disqualification or hold in his or her sole discretion, provided the reasons for doing so are recorded in writing.

2.	Conducting One-on-One Communications with Consultants:
All communication with Consultants should go through the Expert Network conference lines in accordance with the Expert Network’s policies and procedures. Direct communication with Expert Network Consultants participating in one-on-one calls, group calls or seminars is prohibited outside of the approved Expert Network communication channels.
At the start of any one-on-one communication with Consultants, Victory Capital investment personnel should make a statement substantially similar to the following: “I do not wish to receive any material, non-public information concerning any securities.”

3.	Following One-on-One Communications with Consultants:
After any communications, investment personnel should immediately (and in any case no later than 5 business days) submit a summary set forth in Exhibit B to the LCR Department.

4.	Inadvertent Receipt of MNPI
In the event that investment personnel receives, or thinks they have received MNPI, they should immediately take the following steps:

•	Report the potential MNPI to the CCO or a member of the LCR Department;

•	Do not trade on the potential MNPI for a Personal Account or for client accounts; and

•	Do not communicate the potential MNPI inside or outside of Victory Capital (except to the CCO or members of the LCR Department).

5.	For further information on identifying and handling potential MNPI, see Policy Statement on Insider Trading which can be found in Victory Capital’s Code of Ethics.

6.	Quarterly Certifications for Expert Network Users:

Victory Capital’s investment personnel who participate in Expert Network communications must complete a quarterly questionnaire requiring them to certify that the procedures in this Policy were followed for the relevant quarter.
In addition, each Expert Network that conducts group calls and seminars shall attest on a quarterly basis that (i) all group calls and/or seminars are conducted in accordance with the Expert Network’s internal compliance policies and procedures; (ii) direct communication between Consultants participating in group calls or seminars and any Victory Capital employee is prohibited; and (iii) the Expert Network shall immediately inform Victory Capital if the Expert Network is in possession of material non-public information from the event.

7.	Compliance Oversight Procedures:

Victory Capital has requested that Expert Networks provide the LCR Department with a log of all meetings between investment personnel and Consultants within that Expert Network on a monthly basis, in order to facilitate the review and testing of compliance with the procedures outlined in this section. Compliance enters all the relevant details from the call into an expert networks summary log. This log assists compliance in the monitoring of MNPI. Compliance performs routine email searches and monitors employee personal trading on a daily basis to ensure that no MNPI is being shared or used for personal gain.

Victory Capital has requested that Expert Networks send copies of all call invitations to the LCR Department. To verify compliance, ensure no MNPI is disseminated, and confirm the details of meetings, a member of the LCR Department may join calls or meetings between Victory Capital and Consultants.

8.	There may be exceptions to the procedures above, subject to the CCO’s review, discretion and written approval.

Scope
This policy applies to Victory Capital Management Inc. The entity and its employees are responsible for complying with this policy. The LCR Department is responsible for administering this policy.

Exception / Escalation Policy
All material exceptions to this policy will be reported to the Compliance Committee and Victory board members. If needed, exceptions may also be presented to the Board of Directors of Victory Capital Holdings, Inc.

Effective Date of Current Version	July 1, 2018
Effective Date of Previous Version	November 1, 2014
Applicability	Victory Capital Management Inc. RS Investment Management (Singapore) Pte. Ltd. RS Investments (Hong Kong) Limited RS Investments (UK) Limited
Other Policies Referenced	N/A

Expert Networks	Policy H-47

Exhibit A - Compliance Questionnaire

1. Are you currently, or have you been within the last six (6) months an employee of a company named in the project title or description or subsidiary thereof? If no company is named or referenced in the project title or description, please select N/A.

[ ] Yes (DISQUALIFIES)
[ ] No
[ ] N/A

2. Are you currently, or have you been within in the last twelve (12) months an officer, director or employee that has held a strategic or financial role in a company that is the subject of this project? If no company is named or referenced in the project title or description, please select N/A.

[ ] Yes (DISQUALIFIES)
[ ] No
[ ] N/A

3. Are you currently, or have you been in the past three (3) months an employee of a company in material privity (e.g., a material customer, vendor, distributor, or supplier) with respect to a company that is the subject of this project? If no company is named or referenced in the project title or description, please select N/A.

[ ] Yes (If you answer Yes to this question, please provide an explanation.) (TRIGGERS HOLD)
[ ] No
[ ] N/A

Comments:____________

4. Are you currently providing, or in the past three (3) months have you provided, consulting services (including legal, accounting, or other professional services) to a company that is the subject of this project? If no company is named or referenced in the project title or description, please select N/A.

[ ] Yes (DISQUALIFIES)
[ ] No
[ ] N/A

5. Are you currently a candidate for, or holding political office, (including elected or appointed positions), or do you have any involvement in any ongoing regulatory or legislative processes?

[ ] Yes (If you answer Yes to this question, please provide an explanation.) (TRIGGERS HOLD)
[ ] No

Comments:____________

6. Are you a doctor or other medical researcher who is currently participating, or has participated, in a clinical drug or medical device trial, the results of which are non-public and which relates to a company that is the subject of this project? If no company is named or referenced in the project title or description, please select N/A.

[ ] Yes (If you answer Yes to this question, please provide an explanation.) (TRIGGERS HOLD)
[ ] No
[ ] N/A

Comments:____________

7. Have you, at any time, been the subject of any fine, sanction, investigation, action or proceeding commenced by any governmental body or agency, regulatory authority or self-regulatory organization?

[ ]Yes (If you answer Yes to this question, please provide an explanation.) (TRIGGERS HOLD)
[ ]No

Comments:____________

8. By answering “I Agree” below, you acknowledge and agree that you understand we are an investment firm that may use information that you provide in connection with a trade or an investment recommendation, and that we could be seriously harmed if you provided us with and we used confidential information; therefore, you agree:

(a) not to disclose or communicate to us any information that you have an obligation, by agreement or otherwise, to treat as confidential (including material nonpublic information, trade secrets, proprietary or other confidential or sensitive information); and

(b) that your participation in the project does not breach an existing agreement or legal duty or contravene any applicable law or regulation.

[ ] I Agree
[ ] I Disagree (DISQUALIFIES)

Expert Networks	Policy H-47

Exhibit B - Meeting Summary

The following information must be included in the summary:

a)	Name of consultant:

b)	Name of network/introduction provider:

c)	Name of consultant’s employer of affiliation to industry:

d)	Project Title/Subject

e)	Name of Victory Capital Investment Personnel present:

f)	Other attendees:

g)	Time and date of meeting:

h)	List all publicly-traded companies discussed:

i)	Did you confirm that no material non-public information would be conveyed?

Yes: ¨Y
No: ¨Y

j)	Did you become aware of any information that you believe, or have reason to believe, may be material and non-public concerning any issuer whose securities are traded in a public or private market?

Yes: ¨Y
No: ¨Y
Note: if the answer to (j) is “yes,” please see the Chief Legal Officer or the CCO immediately and do not take any further action with respect to such information.